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Exhibit 99.1
Nurix Therapeutics Presents New Data Demonstrating Durable, Deepening Responses in Phase 1 Trial of Bexobrutideg (NX-5948) in Patients with Relapsed or Refractory Chronic Lymphocytic Leukemia (CLL) at the 67th American Society of Hematology (ASH) Annual Meeting & Exposition
Objective response rate (ORR) of 83% including two complete responses in CLL patients in Phase 1a study with median progression free survival (PFS) of 22.1 months across all doses tested
Emerging data from randomized Phase 1b cohorts points to higher ORR and longer progression free survival at the 600 mg recommended Phase 2 dose (RP2D) compared to the 200 mg dose
Bexobrutideg was well tolerated with a consistent safety profile between the 600 mg RP2D and the overall study population
Phase 2 clinical trial of bexobrutideg (DAYBreak-CLL-201) currently enrolling globally
Company will host a webcast to discuss the data on Monday, December 8, 2025, at 8:15 p.m. ET
BRISBANE, CA, DECEMBER 6, 2025 -- Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted protein degradation medicines in oncology and autoimmune disease, today announced new clinical data from the Company’s ongoing Phase 1a/1b NX-5948-301 study of bexobrutideg (NX-5948) in patients with relapsed or refractory B-cell malignancies. These data will be presented in an oral session at the 67th American Society of Hematology (ASH) Annual Meeting and Exposition in Orlando, FL, on December 6, 2025, at 9:30 a.m. ET , by Zulfa Omer, M.D., Assistant Professor of Internal Medicine at the University of Cincinnati and a principal investigator in the study.

“The clinical activity and durability observed with bexobrutideg in this study are highly encouraging for patients with relapsed or refractory CLL/SLL, many of whom have limited treatment options,” said Dr. Omer. “The responses we are seeing across heavily pretreated patients, including those with prior exposure to both covalent and non-covalent BTK inhibitors and BCL-2 inhibitors, support continued evaluation of bexobrutideg as a therapeutic approach for patients with relapsed or refractory CLL/SLL and ultimately earlier line patients.”

The new and updated data from the Phase 1a/1b study (NX-5948-301) in patients with relapsed or refractory chronic lymphocytic leukemia (CLL) and small lymphocytic lymphoma (SLL) include safety findings across all patients, safety findings for patients treated at the RP2D of 600 mg once daily, updated Phase 1a results with extended follow-up, and emerging efficacy results from the randomized Phase 1b cohort 1 comparing 200 mg and 600 mg once-daily dosing. Collectively, these results provide a maturing clinical picture of bexobrutideg’s efficacy, durability, and tolerability, which form the foundation for Nurix’s advancing pivotal clinical program.

“We are excited to share this important data update for bexobrutideg, which continues to demonstrate compelling efficacy and durability for patients with relapsed or refractory CLL/SLL” said Paula O’Connor, M.D., chief medical officer of Nurix. “Advancing the 600 mg dose into our pivotal DAYBreak program reflects our conviction that this regimen offers patients the greatest opportunity for sustained clinical benefit, supported by a favorable safety profile.”

Data presented at the 2025 ASH Annual Meeting include baseline demographics and safety findings for all patients with CLL/SLL in the ongoing Phase 1a/1b study (n=126) and safety findings for patients treated at the RP2D of 600 mg (n=70). Efficacy results are presented for patients treated with bexobrutideg at doses ranging from 50 mg to 600 mg in the Phase 1a study (n=48) and for patients in the Phase 1b cohort 1, who were randomized and treated with either a 200 mg or 600 mg dose (n=42) in accordance with FDA’s Project Optimus.

Phase 1a/1b demographics and safety findings
Overall, the heavily pretreated Phase 1a/1b population had received a median of three prior lines of therapy (range = 1–17) including prior BTK inhibitors (85.7%), prior BCL-2 inhibitors (61.9%), and prior non-covalent BTK inhibitors (27.0%). The Phase 1a population was more heavily pretreated with a median of four prior lines of therapy (range = 2-12) including prior BTK inhibitors (97.9%), prior BCL-2 inhibitors (83.3%), and prior non-covalent BTK inhibitors (27.1%). At baseline, many patients had mutations associated with BTK inhibitor resistance, including mutations in BTK (39.6% overall, 38.3% in the Phase 1a population) and PLCG2 (8.1% overall, 14.9% in the Phase 1a population). Poor prognostic features were common, including TP53 mutations (39.6% overall, 44.7% in the Phase 1a population). Of the five patients (4.0%) in the trial who had central nervous system (CNS) involvement, all five were in the Phase 1a population.

Bexobrutideg was well tolerated across all dose levels evaluated, consistent with prior disclosures. The treatment emergent adverse event (TEAE) profile was similar between the RP2D of 600 mg and the overall study population with the most common treatment emergent adverse events being purpura/contusion, neutropenia, and petechiae. There were no dose-limiting toxicities, no systemic fungal infections or Grade 4 infections of any kind, and a single event of new onset atrial fibrillation was consistent with the rate in the age-matched general population.

Phase 1a efficacy update (n=48)
The updated Phase 1a dataset includes patients treated at starting dose levels ranging from 50 mg to 600 mg once daily with a median follow-up of 19.0 months (range = 13.5 – 32.3). Among the 47 efficacy evaluable patients, the objective response rate (ORR) was 83.0% including two patients (4.3%) with a complete response, an improvement from earlier disclosures due to additional follow-up and deepening of response. Overall, the disease control rate (DCR) was 95.7%. Importantly, the median progression-free survival was 22.1 months, and the median duration of response (DOR) was 20.1 months. Responses were observed across clinically challenging subgroups including patients who had progressed on prior BTK inhibitors, patients who were double-exposed to both BTK inhibitors and BCL-2 inhibitors, patients who had received prior non-covalent BTK inhibitors, patients with baselines mutations associated with BTK inhibitor resistance including non-C481 BTK mutations, and patients with high-risk molecular features such as TP53 mutations. Meaningful reductions in lymph node burden were also observed independent of baseline mutations associated with BTK inhibitor resistance and poor prognosis.

Phase 1b Cohort 1: Randomized evaluation of 200 mg vs 600 mg once daily (n=42)
In the randomized Phase 1b cohort, 42 patients were assigned to receive either 200 mg (n = 22) or 600 mg (n = 20) once daily. Among the 37 efficacy evaluable patients, preliminary data showed the 600 mg dose with an ORR of 83.3% compared to 73.7% for the 200 mg dose. With a median follow up of 9.8 months, the preliminary PFS curves suggest longer progression free survival for the 600 mg group compared to the 200 mg group.

Across Phase 1a and Phase 1b, the totality of clinical data supports 600 mg once daily as the optimal dose for further development. At this dose level, bexobrutideg demonstrated the strongest clinical activity observed to date, including higher response rates and a favorable trend toward longer progression-free survival in the randomized Phase 1b cohort. Importantly, the 600 mg dose maintained a tolerable safety profile comparable to the overall study population, with no dose-limiting toxicities, no systemic fungal infections, and no Grade 4 infections reported. Taken together, in accordance with FDA’s Project Optimus, these results provide a robust foundation for advancing 600 mg as the recommended Phase 2 dose and for the ongoing pivotal DAYBreak development program.

“These exciting, positive results reinforce the potential for bexobrutideg to be best-in-class and form a strong foundation to support our pivotal development program,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer, Nurix. “Nurix has entered this next phase of clinical development with momentum and a commitment to deliver a transformative new medicine for patients with B-cell malignancies.”

Webcast Details
Date and time: Monday, December 8, 2025, 8:15 p.m. ET
Access Details: The live webcast and subsequent archived replay will be available in the Investors section of the Nurix website under Events.
About Bexobrutideg (NX-5948)
Bexobrutideg is an investigational, orally bioavailable, brain penetrant, highly selective small molecule degrader of BTK currently being evaluated in the DAYBreak CLL-201 clinical trial (NCT07221500), a pivotal single-arm Phase 2 study of bexobrutideg in patients with relapsed or refractory chronic lymphocytic leukemia. Nurix also continues enrollment in the NX-5948-301 Phase 1a/1b clinical trial (NCT05131022) of bexobrutideg in patients with relapsed or refractory B cell malignancies. Additional information on the ongoing clinical trials can be accessed at clinicaltrials.gov.
About Nurix Therapeutics, Inc.
Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of targeted protein degradation medicines, the next frontier in innovative drug design aimed at improving treatment options for patients with cancer and autoimmune diseases. Nurix’s wholly owned, clinical stage pipeline includes degraders of Bruton’s tyrosine kinase (BTK), a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B (CBL-B), an E3 ligase that regulates activation of multiple immune cell types including T cells and NK cells. Nurix also is advancing multiple potentially first-in-class or best-in-class degraders and degrader antibody conjugates (DACs) in its preclinical pipeline. Nurix’s partnered drug discovery pipeline consists of a preclinical stage degrader of STAT6 in collaboration with Sanofi, and a clinical stage degrader of IRAK4 in collaboration with Gilead, as well as multiple additional programs under collaboration agreements with Gilead Sciences, Inc., Sanofi S.A. and Pfizer Inc., within which Nurix retains certain options for co-development, co-commercialization and profit sharing in the United States for multiple drug candidates. Powered by a fully AI-integrated discovery engine capable of tackling any protein class, and coupled with unparalleled ligase expertise, Nurix’s dedicated team has built a formidable advantage in translating the science of targeted protein degradation into clinical advancements. Nurix aims to establish degrader-based treatments at the forefront of patient care, writing medicine’s next chapter with a new script to outmatch disease. Nurix is headquartered in Brisbane, California. For additional information visit http://www.nurixtx.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities

Litigation Reform Act of 1995 and other federal securities laws. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding: the tolerability, safety profile, therapeutic potential and other advantages of bexobrutideg; the potential role of bexobrutideg in the treatment of patients with CLL and SLL, and Nurix’s plans and expectations for the development of bexobrutideg. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) the risks inherent in the drug development process, including the unexpected emergence of adverse events or other undesirable side effects during clinical development; (ii) uncertainties related to the timing and results of clinical trials; (iii) whether Nurix will be able to fund its research and development activities and achieve its research and development goals; (iv) the impact of economic and market conditions and global and regional events on Nurix’s business, clinical trials, financial condition, liquidity and results of operations; (v) whether Nurix will be able to protect intellectual property and (vi) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Quarterly Report on Form 10-Q for the fiscal period ended August 31, 2025, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Contacts:
Investors
Kris Fortner
Nurix Therapeutics, Inc.
Kfortner@nurixtx.com
Elizabeth Wolffe, Ph.D.
Wheelhouse Life Science Advisors
lwolffe@wheelhouselsa.com
Media
Aljanae Reynolds
Wheelhouse Life Science Advisors
areynolds@wheelhouselsa.com
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